Exhibit 2.5

SCHEDULE XIX

Reorganized Debtors’ Boards of Directors and Executive Officers1

In compliance with section 1129(a)(5) of the Bankruptcy Code, set forth below is the current information with respect to the identity of the proposed directors and officers of each of the Reorganized Debtors.

I. Initial Reorganized OCD and Other Reorganized Debtors’ Boards of Directors

A. Initial Reorganized OCD Board of Directors

Subject to the Amended and Restated By-Laws of Reorganized OCD, the Reorganized OCD Board shall initially consist of sixteen (16) directors, consisting of up to twelve (12) Continuing Directors, one (1) director to be named by the Asbestos Claimants’ Committee in the event the Reserved New OCD Shares are distributed to the Asbestos Personal Injury Trust pursuant to the Plan (the “ACC Designated Director”), one (1) director to be named by the Future Claimants’ Representative in the event the Reserved New OCD Shares are distributed to the Asbestos Personal Injury Trust pursuant to the Plan (the “FCR Designated Director”) and two (2) directors to be named by the Ad Hoc Bondholders’ Committee (the “Bondholder Designated Directors”).

1. Potential Continuing Directors

Set forth below is a table identifying the proposed potential Continuing Directors. Each of the ten (10) individuals listed below will be invited to serve on the Reorganized OCD Board as a Continuing Director and it is currently expected that a significant number of these individuals will accept such invitation and serve on the Reorganized OCD Board following emergence. The Debtors are currently engaged in the process of identifying the additional directors to be designated to serve as the other Continuing Directors, and currently expect to be in a position to identify such additional Continuing Directors and reserve the right to supplement, modify or revise this information at or prior to the Confirmation Hearing.

Name	Position	Biographical Data
Michael H. Thaman	Chairman of the Board	Mr. Thaman has been a Director of OCD since January 2002 and is Chairman of the Board and Chief Financial Officer of OCD. A graduate of Princeton University, Mr. Thaman joined the Company in 1992. He was elected Chairman of the Board in April 2002 and became Chief Financial Officer in 2000. Before assuming his current positions, Mr. Thaman held a variety of leadership positions at the Company, including serving as President of the Exterior Systems Business beginning in 1999 and President of the Engineered Pipe Systems Business beginning in 1997. Prior to joining the Company, Mr. Thaman was Vice President in the New York office of Mercer Management Consulting, a strategy consulting firm. Mr. Thaman is a director of Florida Power and Light Group, Inc.

[1]	The Debtors reserve the right to supplement, modify or revise this Schedule XIX, with the consent of the other Plan Proponents, prior to the Confirmation Hearing.

Norman P. Blake, Jr.	Director	Mr. Blake has been a Director of OCD since 1992. He is former Chairman, President and Chief Executive Officer of Comdisco, Inc., global technology services, Rosemont, IL. A graduate of Purdue University, Mr. Blake also previously has served as Chief Executive Officer of the United States Olympic Committee; Chairman, President and Chief Executive Officer of Promus Hotel Corporation; Chairman, President and Chief Executive Officer of USF&G Corporation; and Chairman and Chief Executive Officer of Heller International Corporation of Chicago. Mr. Blake is a member of the Purdue Research Foundation, Purdue University’s President’s Council and Dean’s Advisory Council, Krannert School of Management. He is the recipient of the degree of Doctor of Economics honoris causa from Purdue University, granted jointly by the Krannert School of Management and School of Liberal Arts. He has also been awarded The Ellis Island Medal of Honor.

David T. Brown	Director	Mr. Brown has been a Director of OCD since January 2002, and, since April 18, 2002, has been President and Chief Executive Officer of OCD. A graduate of Purdue University, Mr. Brown became Executive Vice President and Chief Operating Officer in January 2001. Previously, he held numerous leadership positions in sales and marketing at the Company, including serving as President of the Insulating Systems Business beginning in 1997, President of Building Materials Sales and Distribution beginning in 1996, and President of the Roofing and Asphalt Business beginning in 1994. Mr. Brown joined the Company in 1978 after working for Procter & Gamble, Shearson Hammill and Eli Lilly. Mr. Brown is a Director of Borg Warner, Inc. He also is on the Board of Directors of the Toledo Museum of Art and the Dean’s Advisory Council for Purdue’s Krannert School of Management. Mr. Brown is a past board member of the Asphalt Roofing Manufacturers Association Executive Committee, National Roofing Contractors Association Advisory Board, Thermal Insulation Manufacturers Association and Executive Committee of the North American Insulation Manufacturers Association.

Gaston Caperton	Director	Mr. Caperton has been a Director of OCD since 1997. He is President and Chief Executive Officer of The College Board, a not-for-profit educational association located in New York, NY, Chairman of The Caperton Group, a business investment and development company in Shepherdstown, WV and former Governor of the State of West Virginia. A graduate of the University of North Carolina, Mr. Caperton began his career in a small insurance agency, became its principal owner and chief operating officer, and led the firm to become the tenth largest privately-owned insurance brokerage firm in the U.S. He also has owned a bank and mortgage banking company. Mr. Caperton was elected Governor of West Virginia in 1988 and 1992. In 1997, Mr. Caperton taught at Harvard University as a fellow at the John F. Kennedy Institute of Politics. Prior to beginning his current position in mid-1999, Mr. Caperton also taught at Columbia University, where he served as Director of the Institute on Education and Government at Teachers College. Mr. Caperton is a director of United Bankshares, Inc., Energy Corporation of America, West Virginia Media Holdings, and Prudential Financial. He was the 1996 Chair of the Democratic Governors’ Association, and served on the National Governors’ Association executive committee and as a member of the Intergovernmental Policy Advisory Committee on U.S. Trade. He also was Chairman of the Appalachian Regional Commission, Southern Regional Education Board, and the Southern Growth Policy Board.

William W. Colville	Director	Mr. Colville has been a Director of OCD since 1995. He is now retired after formerly serving as Senior Vice President, General Counsel and Secretary of the Company. A graduate of Yale University and the Columbia University Law School, Mr. Colville began his career at the Company in 1984 as Senior Vice President and General Counsel. Prior to joining the Company, he was President of the Sohio Processed Minerals Group from 1982 to 1984, and General Counsel of Kennecott Corporation from 1980 to 1982. Mr. Colville is also a director of Nordson Corporation.

Landon Hilliard	Director	Mr. Hillard has been a Director of OCD since 1989. He is a partner with Brown Brothers Harriman & Co., private bankers in New York, NY. A graduate of the University of Virginia, Mr. Hilliard began his career at Morgan Guaranty Trust Company of New York. He joined Brown Brothers Harriman in 1974 and became a partner in 1979. Mr. Hilliard is a director of Norfolk Southern Corporation, Western World Insurance Company and Russell Reynolds Associates, Inc. He is also Chairman of the Board of Trustees of the Provident Loan Society of New York and Secretary of The Economic Club of New York.

Ann Iverson	Director	Ms. Iverson has been a Director of OCD since 1996. She is President and Chief Executive Officer of International Link, an international consulting firm in Scottsdale, AZ. Ms. Iverson began her career in retailing and held various buying and executive positions at retail stores in the U.S. through 1989, including Bloomingdales, Dayton Hudson, and US Shoe. She then joined British Home Stores as Director of Merchandising and Operations in 1990; Mothercare as Chief Executive Officer in 1992; Kay-Bee Toy Stores as President and Chief Executive Officer in 1994; and Laura Ashley Holdings plc. as Group Chief Executive in 1995. In 1998, she founded and became President and Chief Executive Officer of International Link. Ms. Iverson is a Director of Shoe Pavillion and a member of the Board of Trustees of Thunderbird – The Garvin School of International Management, and a member of Financo Global Consulting.

W. Walker Lewis	Director	Mr. Lewis has been a Director of OCD since 1993. He is Chairman of Devon Value Advisers, a financial consulting and investment banking firm in Greenwich, CT and New York, NY. Previously, Mr. Lewis served as Senior Advisor to SBC Warburg Dillon Read; Senior Advisor to Marakon Associates; and Managing Director of Kidder, Peabody & Co., Inc. Prior to April 1994, he was President of Avon U.S. and Executive Vice President of Avon Products, Inc. Prior to March 1992, Mr. Lewis was Chairman of Mercer Management Consulting, Inc., a wholly-owned subsidiary of Marsh & McLennan, which is the successor to Strategic Planning Associates, a management consulting firm he founded in 1972. He is a graduate of Harvard College, where he was President and Publisher of the Harvard Lampoon. Mr. Lewis is a director of Ameriprise Financial, Inc. and Mrs. Fields’ Original Cookies, Inc., and is Chairman of Applied Predictive Technologies. He is also a member of the Council on Foreign Relations and the Washington Institute of Foreign Affairs.

W. Ann Reynolds	Director	Dr. Reynolds has been a Director of OCD since 1993. She is a former President and Professor of Biology at The University of Alabama at Birmingham, located in Birmingham, AL. A graduate of Kansas State Teachers College and the University of Iowa, Dr. Reynolds previously served as Chancellor of the City University of New York System for seven years and for eight years as Chancellor of the California State University System. Dr. Reynolds is a director of Humana, Inc., Abbott Laboratories, Invitrogen Corporation, and the Post-Gazette, Champaign-Urbana, IL. She is also a member of the Society for Gynecological Investigation, and the Perinatal Research Society.

Robert B. Smith, Jr.	Director	Mr. Smith has been a Director of OCD since 2004. He is Director of the Virginia Environmental Endowment, a nonprofit, funded, grant making corporation dedicated to improving the environment. A graduate of the University of North Carolina and the University of North Carolina Law School, Mr. Smith’s previous experience included serving as Trustee of the Dalkon Shield Claimants Trust, a public interest trust of $3 billion created by the Federal Bankruptcy Court to compensate those damaged by the Dalkon Shield, and as Vice President for Government Relations of the Pharmaceutical Manufacturers Association. His prior experience also included various positions related to the U.S. Senate, including: Chief Counsel and Staff Director, U.S. Senate Government Operations Committee; Chief Counsel, U.S. Senate Subcommittee on Revision and Codification of the Laws; Chief Legislative Assistant, Senator Sam J. Ervin, Jr.; Special Counsel, U.S. Senate Antitrust and Monopoly Subcommittee; and Counsel, U.S. Senate Subcommittee on Constitutional Rights.

TBD	Director

TBD	Director

The Debtors currently intend to identify the remaining proposed designees to the Reorganized OCD Board at or prior to the Confirmation Hearing.

2. Potential Bondholder Designated Directors

Set forth below is a table identifying one of the two proposed potential Bondholder Designated Directors. The Ad Hoc Bondholders Committee expects to invite the individual listed below to serve on the Reorganized OCD Board. While the Ad Hoc Bondholders Committee currently expects that such individual will accept such invitation and serve on the Reorganized OCD Board following emergence, the Ad Hoc Bondholders Committee reserves the right to substitute the individual listed below with another designee prior to the Confirmation Hearing. [The second proposed potential Bondholder Designated Director has not yet been determined but will be disclosed as soon as practicable at or prior to the Confirmation Hearing.]

Name	Position	Biographical Data
Marc Sole	Director	Mr. Sole is a senior vice president at D. E. Shaw & Co., L.P., where he focuses on public and private investments in credit-related opportunities. Prior to joining the D. E. Shaw group in 2001, Mr. Sole was an associate at Cravath, Swaine & Moore LLP in New York, where he practiced corporate law with a focus on mergers & acquisitions and securities law. He graduated with honors from Princeton University in 1993 with an A.B. from the Woodrow Wilson School of Public and International Affairs, and he received a J.D. in 1996 from the Columbia University School of Law, where he was a Harlan Fiske Stone Scholar. Mr. Sole serves as a director of various private companies.

TBD	Director

3. Proposed ACC Designated Director

Set forth below is a table identifying the proposed potential ACC Designated Director. The Asbestos Claimants’ Committee is expected to invite the individual listed below to serve as the ACC Designated Director. While the Asbestos Claimants’ Committee currently expects that such individual will accept such invitation and serve on the Reorganized OCD Board following emergence, the Asbestos Claimants’ Committee reserves the right to substitute the individual listed below with another designee prior to the Confirmation Hearing.

The right of the Asbestos Claimants’ Committee to appoint the ACC Designated Director shall not become effective unless and until the Reserved New OCD Shares are issued to the Asbestos Personal Injury Trust in accordance with the terms of the Plan and one day thereafter elapses. Until such time, if any, as such Reserved New OCD Shares are issued to the Asbestos Personal Injury Trust and one day thereafter elapses or the conditions set forth in the Plan for the issuance of such Reserved New OCD Shares are no longer capable of being satisfied, the vacancy on the Reorganized OCD Board existing as of the Effective Date resulting from the ACC Designated Director not serving shall remain unfilled. On the first day following the issuance of the Reserved New OCD Shares to the Asbestos Personal Injury Trust, the Reorganized OCD Board shall take all necessary action to appoint the ACC Designated Director to fill such vacancy.

Name	Position	Biographical Data
W. Howard Morris	Director	Mr. Morris is the CEO and Emergency Financial Manager of the Inkster Public School District in Inkster, Michigan. Mr. Morris received his MBA from the Wharton School of the University of Pennsylvania in 1988 and his Bachelors of Business Administration from Northwood University in 1981. He is a CPA (licensed in Michigan) and Chartered Financial Analyst. Previously, Mr. Morris was an Assistant Professor of Accounting/Finance at Hillsdale College (1991 to 1998) and an Adjunct Instructor in the Accounting Department at the University of Detroit (1988 to 1991). Mr. Morris is also the author of several articles published in Financial Briefs.

4. Proposed FCR Designated Director

Set forth below is a table identifying the proposed potential FCR Designated Director. The Future Claimants’ Representative is expected to invite the individual listed below to serve as the FCR Designated Director. While the Future Claimants’ Representative currently expects that such individual will accept such invitation and serve on the Reorganized OCD Board following emergence, the Future Claimants’ Representative reserves the right to substitute the individual listed below with another designee prior to the Confirmation Hearing.

The right of the Future Claimants’ Representative to designate the FCR Designated Director shall not become effective unless and until the Reserved New OCD Shares are issued to the Asbestos Personal Injury Trust in accordance with the terms of the Plan and one day thereafter elapses. Until such time, if any, as such Reserved New OCD Shares are issued to the Asbestos Personal Injury Trust and one day thereafter elapses or the conditions set forth in the Plan for the issuance of such Reserved New OCD Shares are no longer capable of being satisfied, the vacancy on the Board of Directors existing as of the Effective Date resulting from the FCR Designated Director not serving shall remain unfilled. On the first day following the issuance of the Reserved New OCD Shares to the Asbestos Personal Injury Trust, the Board of Directors shall take all necessary action to appoint the FCR Designated Director to fill such vacancy.

Name	Position	Biographical Data
James J. McMonagle	Director	James J. McMonagle has served as Of Counsel at Vorys, Sater, Seymour & Pease LLP since April, 2002. Mr. McMonagle also serves on the Corporate Board of Selected Family of Funds, where he has held a Director’s position since 1990 and presided as Chairman of the Board since 1997. Mr. McMonagle served as Senior Vice President, General Counsel and Secretary at the University Hospitals Health System, Inc. and University Hospitals of Cleveland from September, 1990 through March, 2002. In 1976 Mr. McMonagle was elected as a Common Pleas Judge for Cuyahoga County, Ohio and was re-elected in 1982 and 1988 and served through 1990. Mr. McMonagle engaged in private practice from 1970 to 1977. Mr. McMonagle received his J.D. from the Cleveland Marshall School of Law in 1970, with a B.S., B.A. from Georgetown University in 1966.

B. Initial Boards of Directors of the Other Reorganized Debtors

Set forth below are tables identifying the proposed potential Continuing Directors of each of the other Reorganized Debtors. Each of the individuals listed below will be invited to serve on the applicable Board of Directors and it is currently expected that a significant number of these individuals will accept such invitation and serve on such Board following emergence. The Debtors reserve the right to supplement, modify or revise this information at or prior to the Confirmation Hearing.

1. CDC Corporation:

Name	Position	Biographical Data
David T. Brown	Director	See description in section I.A.1, above.

Michael H. Thaman	Director	See description in section I.A.1, above.

David Rabuano	Director	Mr. Rabuano currently serves as Vice President and General Manager of the Commercial and Industrial Business and has been with OCD for 18 years. Mr. Rabuano earned his Bachelor of Science in Industrial Engineering from the New Jersey Institute of Technology.

2. Engineered Yarns America, Inc.; HOMExperts LLC; Integrex; Integrex Professional Services LLC; Integrex Testing Systems LLC; Integrex Supply Chain Solutions LLC; Integrex Ventures LLC; Owens-Corning Overseas Holdings, Inc.:

Name	Position	Biographical Data
Michael H. Thaman	Director	See above.

Joseph J. Mikelonis	Director	Mr. Mikelonis currently serves as Vice President, Tax for OCD. Mr. Mikelonis earned his Bachelor of Science from Pennsylvania State University in 1972 with a major in accounting. Mr. Mikelonis is a licensed CPA.

Ralph A. Than	Director	Mr. Than currently serves as Vice President, Finance and Treasurer to OCD. Mr. Than is responsible for leading financial restructuring activities, cash and investment management, customer financial services, pension planning and risk management activities. Mr. Than holds a Bachelor of Science degree in both Computer Science and Business from the University of Wisconsin. In addition, he holds a Master of Business Administration from Marquette University. Mr. Than serves on the St. Vincent Mercy Hospital Medical Center Foundation Board.

3. Exterior Systems Inc.:

Name	Position	Biographical Data
Michael H. Thaman	Director	See above.

Ralph A. Than	Director	See above.

Brian D. Chambers	Director	Mr. Chambers currently serves as president of OCD’s Siding Solutions business, a producer of residential siding and other exterior cladding products. Prior to joining Owens Corning, Mr. Chambers was a general manager with Honeywell, a diversified technology and manufacturing organization, and was responsible for their building automation business in the northeast. Mr. Chambers earned a Bachelors of Science degree from Bowling Green State University and a MBA from the Kellogg school of Business at Northwestern University.

4. Falcon Foam Corporation:

Name	Position	Biographical Data
Michael H. Thaman	Director	See above.
Joseph J. Mikelonis	Director	See above.

5. Fibreboard Corporation:

Name	Position	Biographical Data
Ralph A. Than	Director	See above.

Joseph J. Mikelonis	Director	See above.

David T. Brown	Director	See above.

Michael H. Thaman	Director	See above.

6. Jefferson Holdings, Inc.

Name	Position	Biographical Data
Michael H. Thaman	Director	See above.

Ralph A. Than	Director	See above.

7. Owens-Corning Fiberglas Technology Inc.

Name	Position	Biographical Data
Michael H. Thaman	Director	See above.

David T. Brown	Director	See above.

Frank O’Brein-Bernini	Director	Mr. O’Brien-Bernini is vice president, Science & Technology. He was named to his current position in 2001. This role encompasses leadership responsibility for OCD’s global R&D organization anchored at the Granville, OH – a Science & Technology Center with satellite R&D facilities around the world. Mr. O’Brien-Bernini also served as director of platform development for Insulation North America; director, Miraflex Product and Process Technology Laboratory; director, Composites Product and Process Technology Laboratory; manager, Composites Continuous Fiber Forming Laboratory, and other leadership roles within the company’s Science and Technology center. Mr. O’Brien-Bernini is a Board Member of Vytec Corporation, the Center for Multifunctional Polymer Nanomaterials and Devices (CMPND), and the Ohio Biopolymers Innovation Center (OBIC). He also served as the Task Force leader for the governor’s Ohio Third Frontier Advanced Materials Task Force. Mr. O’Brien-Bernini earned both a bachelor’s degree in science and a master’s degree in mechanical engineering from the University of Massachusetts.

8. Owens Corning HT, Inc.

Name	Position	Biographical Data
Michael H. Thaman	Director	See above.

9. Owens Corning Remodeling Systems, LLC

Name	Position	Biographical Data
William E. LeBaron	Director	Mr. LeBaron currently serves as president of the Owens Corning Construction Services business. LeBaron received a Bachelor of Arts degree from Michigan State University with an emphasis on business education.

R.L. Berry	Director	Mr. Berry has been the General Manager of Owens Corning Franchising since September 2005. Before joining the Franchising business, he was the Director, Division Counsel for OCD primarily supporting the Composites Business. From 1986-1999, he held a variety of positions in the Legal Department of Libbey-Owens-Ford Co. Mr. Berry has a Bachelor of Science in Management from Purdue University, and JD from University of Toledo College of Law.

10. Soltech, Inc.

Name	Position	Biographical Data
Michael H. Thaman	Director	See above.

David T. Brown	Director	See above.

David Rabuano	Director	See above.

II. Initial Reorganized OCD and Other Reorganized Debtors’ Executive Officers

Set forth below is the identity, age and business experience of OCD’s Chief Executive Officer serving during 2005 and the four other highest paid individuals who were serving as executive officers of OCD at the end of 2005 and who will serve as executive officers of Reorganized OCD.

Name	Age	Position[2]
David T. Brown	57	President and Chief Executive Officer since April 2002; formerly Executive Vice President and Chief Operating Officer.

Charles E. Dana	50	Vice President and President, Composite Solutions Business since February 2004; formerly Vice President - Corporate Controller and Global Sourcing (2002), and Vice President, Global Sourcing and eBusiness.

Joseph C. High	52	Senior Vice President, Human Resources since January 2004; formerly Vice President, Human Resources for ConocoPhillips.

David L. Johns	47	Senior Vice President and Chief Supply Chain and Information Technology Officer since April 2001; formerly Vice President and Chief Technology Officer.

Michael H. Thaman	41	Chief Financial Officer since April 2002; formerly Senior Vice President and Chief Financial Officer.

[2]	Information in parentheses indicates year in which service in position began.

The recent compensation received by the individuals listed above is described in the Disclosure Statement on pages 134 to 135.

As provided for in Section 5.18(b) of the Plan, the executive officers of the other Reorganized Debtors shall consist of executive officers as determined by Reorganized OCD on the Effective Date or thereafter. However, set forth below is the identity, age and position of those individuals who are expected to serve as an executive officer of the other Reorganized Debtors.3 The Debtors reserve the right to supplement, modify or revise this information at or prior to the Confirmation Hearing.

A. CDC Corporation

Name	Age	Position
Dan J. Eigel	51	President
Tammy Tolbert	42	Vice President
Joseph J. Mikelonis	56	Vice President

B. Engineered Yarns America, Inc.

Name	Age	Position
Joseph J. Mikelonis	56	President

C. Exterior Systems Inc.

Name	Age	Position
Brian D. Chambers	40	President
James Kujawski	44	Vice President
Joseph J. Mikelonis	56	Vice President

[3]	HOMExperts LLC, Integrex Professional Services LLC, Integrex Supply Chain Solutions LLC, Integrex Testing Systems LLC and Intgrex Ventures LLC will be Member controlled and will not have other executive officers.

D. Falcon Foam Corporation

Name	Age	Position
Michael H. Thaman	42	Chairman and President
Joseph J. Mikelonis	56	Vice President

E. Fibreboard Corporation

Name	Age	Position
Michael H. Thaman	42	President and Chief Executive Officer
Joseph J. Mikelonis	56	Vice President

F. Integrex

Name	Age	Position
Joseph J. Mikelonis	56	President

G. Jefferson Holdings, Inc.

Name	Age	Position
Michael H. Thaman	42	President
John W. Christy	48	Vice President
Joseph J. Mikelonis	56	Vice President

H. Owens-Corning Fiberglas Technology Inc.

Name	Age	Position
Inger Eckert	40	President
Frank O’Brien-Bernini	50	Vice President
Joseph J. Mikelonis	56	Vice President

I. Owens Corning HT, Inc.

Name	Age	Position
Jeff Craney	51	President
David J. Cox	48	Vice President

J. Owens-Corning Overseas Holdings, Inc.

Name	Age	Position
Ralph A. Than	45	President
Joseph J. Mikelonis	56	Vice President

K. Owens Corning Remodeling Systems, LLC

Name	Age	Position
R.L. Berry	48	President
Frank Palmeri	40	Vice President
Todd Hall	39	Vice President
Joseph J. Mikelonis	56	Vice President

L. Soltech, Inc.

Name	Age	Position
Dan J. Eigel	51	President
Tammy Tolbert	42	Vice President
Joseph J. Mikelonis	56	Vice President

The recent compensation received by certain of the individuals listed above is described in the Disclosure Statement on pages 134 to 135.